News Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830; tmckay@fhlb-pgh.com

Teresa Bryce Bazemore is Elected to FHLBank Pittsburgh Board as Independent Director

PITTSBURGH, August 10, 2017 – Teresa Bryce Bazemore, retired President of Radian Guaranty in Philadelphia, has been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) to a nonmember independent director position in accordance with the rules of the Federal Housing Finance Agency.

Ms. Bazemore will fill the unexpired term of Brian A. Hudson, which ends December 31, 2020. She will serve on the Board’s Affordable Housing, Products & Services Committee and on its Audit Committee.

In addition to Radian Guaranty where, prior to being named President, she served in executive capacities, including Executive Vice President, General Counsel, Chief Risk Officer and Corporate Secretary, Ms. Bazemore’s extensive financial services background includes executive positions at Nexstar Financial Corporation, Bank of America Mortgage and PNC Mortgage Corp. of America. Her professional affiliations include the Economic Advisory Council of the Federal Reserve Bank of Philadelphia, the Fannie Mae National Advisory Council, the Mortgage Bankers Association of America Board of Directors and many others.

Ms. Bazemore earned a BA from the University of Virginia and a JD from Columbia University. She is the recipient of a number of awards and accolades, including Top 20 Leading Industry Women by Mortgage Banking Magazine, Women of Distinction Award from Philadelphia Business Journal, Most Powerful & Influential Women of Pennsylvania Award from the Pennsylvania Diversity Council and, most recently, the 2017 Paradigm Award from the Chamber of Commerce for Greater Philadelphia.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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